Exhibit 4.11

Date:     October 2009

The First International Bank of Israel Ltd.
Branch ____________________________

Dear Sir / Madam:

Whereas on September 23, 2008, we signed an undertaking for financial criteria, which was amended on June 1, 2008 (the undertaking and amendment thereof hereinafter: “the Letter of Undertaking”);

And whereas at our request, the First International Bank of Israel Ltd. (hereinafter: “the Bank”) agreed to extend the banking services (as defined in the Letter of Undertaking) granted to us, subject to our meeting an additional criterion, as specified herein below;

Accordingly, we hereby inform you that as long as we benefit from credits and banking services granted to us by the Bank, and as long as there are debts and undertakings of the company vis-à-vis the Bank, all in accordance with the Bank’s books, then, in addition to the undertakings specified in the Letter of Undertaking, all that is stated hereinbelow shall apply as well:

The cash balance in the company’s balance sheet shall be no less than $10,000,000.

For the avoidance of doubt, it is hereby clarified that the contents of this letter may not derogate from or restrict in any manner whatsoever any undertaking of the company vis-à-vis the Bank and/or any right whatsoever of the Bank vis-à-vis the company, in accordance with the Letter of Undertaking and/or in accordance with any other document that we have signed and/or that we shall sign.

[Signature] ______________________________ BluePhoenix Solutions Ltd.